UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

FARMER BROS. CO.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On November 30, 2016, Farmer Bros. Co. issued the following statement.

Farmer Bros. Urges Stockholders to Follow Recommendation of All Three Proxy

Advisory Firms and Vote “FOR” All Three Farmer Bros. Nominees

December 8th Election Critical to Sustaining Superior Stockholder Value Creation and

Continuing Farmer Bros.’ Proven Turnaround Plan

Protect Your Investment in Farmer Bros. by Voting “FOR” Each of Farmer Bros.’

Highly Qualified Director Nominees on the GOLD Proxy Card

FT. WORTH, Texas – November 30, 2016 – Farmer Bros. Co. (NASDAQ: FARM, the “Company” or “Farmer Bros.”) today mailed the following letter to its stockholders in connection with the Company’s upcoming 2016 Annual Meeting of Stockholders to be held on December 8, 2016:

November 30, 2016

Dear Farmer Bros. Co. Stockholder:

The Farmer Bros. 2016 Annual Meeting of Stockholders is quickly approaching. You have recently received mailings about the current Farmer Bros. Board of Directors and management team having a proven track record of driving growth and taking decisive action to create superior stockholder value and ensure the long-term success of the Company. This is contrasted with the risk to your investment in Farmer Bros. posed by the Waite Group, which has offered NO plan for the future of your Company and has nominated three unqualified individuals who would add NO value to your Board.

Last week, ALL THREE proxy advisory firms recommended that stockholders vote “FOR” Farmer Bros.’ nominees – Michael H. Keown, Charles F. Marcy and Christopher P. Mottern. We urge you to protect the value of your investment and the future of Farmer Bros. by following the recommendation of all three proxy advisory firms in support of Farmer Bros.’ three highly qualified nominees. Vote the GOLD proxy card today.

ALL THREE PROXY ADVISORY FIRMS RECOMMEND VOTING “FOR” FARMER BROS.’

THREE HIGHLY QUALIFIED NOMINEES AND WE URGE STOCKHOLDERS

TO FOLLOW THEIR RECOMMENDATION

In its November 23, 2016 report, Institutional Shareholder Services concludedi:

•	“It seems difficult to dispute the fact that the current board and CEO have been the main driver behind the turnaround of Farmer Bros., having delivered an impressive improvement of the company fundamentals and strong appreciation of the company’s stock, from $11.83 in 2012 to $34.10 in 2016.”

•	“The dissident has also failed to demonstrate that it is adequately prepared to address any downside risks associated with this contest: although an election victory would leave the dissident group with a majority of the board, none of the members of such a reconstituted board seem to possess any outside board experience or relevant industry knowledge or operational expertise beyond that gained during their years at the company. The lack of relevant experience of certain members of the dissident slate also raises serious concerns as to whether the dissident group’s interests are truly aligned with those of unaffiliated shareholders.” (Emphasis added)

•	“Furthermore, the dissident group has likewise failed to present any future plan for the company that is clearly superior to the strategy developed by the current board—which has demonstrated strong results.”

In its November 24, 2016 report, Glass Lewis concluded the Waite Group has not made a compelling caseii:

•	“We question the logic of seeking to refresh the board by [reelecting] a former director (Mr. Samore, Jr.) and a former employee of the Company who recently retired from the Company in 2015 (Mr. Mortensen). Further, Dissident Nominee Gonzalez-Yousef does not appear to have any particularly relevant qualifications for service on the board. Overall, in our view, the Dissident is seeking to replace three well qualified incumbent directors, including the CEO of the Company, with three significantly less qualified candidates.” (Emphasis added)

•	“We find that the Company has outperformed peers and the broad market since Mr. Keown was appointed CEO in 2012 as well as over the more recent one-year and three-year periods. Furthermore, the Company’s operating performance has improved under the leadership of the incumbent board and management, in our view, as demonstrated by revenue and EBITDA growth and improved EBITDA margins from FY2012 through FY2016.”

•	“On the broader theme of capital allocation, we believe eliminating dividends to shareholders was a prudent and necessary action in light of the Company’s financial difficulties prior to the appointment of Mr. Keown.”

In its November 23, 2016 report, Egan-Jones concluded voting “FOR” Farmer Bros. nominees is in the best interest of the Company and stockholders, notingiii:

•	“…the dissident shareholders have not offered a comprehensive strategic plan compared to what current management is executing [that] would likely be better in terms of risk and shareholder value.”

•	“We are not convinced that the Waite Group’s nominees would work to the benefit of the shareholders given their level of industry expertise, public company experience and diversity.”

•	“We believe that electing the dissident shareholders’ nominees could compromise their independence due to affiliations to the Waite Group.”

•	“…the solicitation being made by the dissidents could disrupt the ongoing efforts of the management toward the implementation of the strategic plan. We recognize the management’s efforts, led by the new CEO Michael H. Keown, in maximizing stockholder value, generating volume and profit growth and building an organization with accountability and sustainability.” (Emphasis added)

VOTE “FOR” THE FARMER BROS. BOARD THAT IS DELIVERING

SUPERIOR STOCKHOLDER VALUE AND IMPROVED

OPERATIONAL AND FINANCIAL PERFORMANCE

•	Vote “FOR” your Board which has overseen an appreciation in the Company’s stock price of over 225% and value creation for all stockholders of over $400 millioniv.

•	Vote “FOR” your Board’s and management team’s successful execution of a proven turnaround plan that has returned Farmer Bros. to profitability.

•	Vote “FOR” the Board’s thorough planning and oversight of a corporate relocation that is expected to produce annualized cost savings of approximately $18 million to $20 million.

•	Vote “FOR” your Board which has enhanced governance and brought fresh perspectives under a new independent Chairman appointed in 2015 and five new directors who were added in the past five years.

•	Vote “FOR” Farmer Bros.’ three highly qualified nominees who each have C-level executive leadership experience and who collectively bring more than 100 years of experience in the food and food service industries.

•	Vote “FOR” your Board which also has the support of Richard Farmer, a member of the founding Farmer family who owns approximately 0.6 million shares and a co-trustee of numerous Farmer family trusts that collectively own over 2.1 million shares.

PROTECT YOUR INVESTMENT BY VOTING THE GOLD PROXY CARD TODAY

It is clear that the Waite Group fails to provide any plan for the Company’s future or any changes to the Company’s current operating model or strategic decisions that would enhance stockholder returns. Electing the Waite Group nominees puts your investment in Farmer Bros. at risk by effectively placing control of the Board in the Waite Group’s hands, which would put the Company’s leadership at risk and would derail the Company’s proven turnaround plan.

We are confident that the current Farmer Bros. Board, including our three nominees – Michael H. Keown, Charles F. Marcy and Christopher P. Mottern – is well positioned to guide the Company into the future and maximize value for all stockholders. We strongly urge you to follow the recommendation of the three proxy advisory firms by voting “FOR” Farmer Bros. director nominees on the GOLD proxy card today.

On behalf of your Board of Directors, we thank you for your continued support.

Sincerely,

/s/ Randy E. Clark

Randy E. Clark
Chairman of the Board

Your Vote Is Important, No Matter How Many Shares You Own

If you have any questions or require any assistance with respect to voting your shares, please contact the Company’s proxy solicitor at the contact listed below:

470 West Avenue

Stamford, Connecticut 06902

Stockholders Call Toll Free: (800) 662-5200

Banks and Brokers Call Collect: (203) 658-9400

About Farmer Bros. Co.

Founded in 1912, Farmer Bros. Co. is a national coffee roaster, wholesaler and distributor of coffee, tea and culinary products. The Company’s product lines include organic, Direct Trade and sustainably-produced coffee. With a robust line of coffee, hot and iced teas, cappuccino mixes, spices, and baking/biscuit mixes, the Company delivers extensive beverage planning services and culinary products to its U.S. based customers. The Company is a direct distributor of coffee to restaurants, hotels, casinos, offices, quick service restaurants, convenience stores, healthcare facilities and other foodservice providers, as well as private brand retailers.

Headquartered in Fort Worth, Texas, Farmer Bros. Co. generated net sales of over $500 million in fiscal 2016 and has approximately 1,600 employees nationwide. The Company’s portfolio features a wide range of coffees including Farmer Brothers®, Artisan Collection by Farmer Brothers™, Metropolitan™, Superior®, Cain’s™ and McGarvey®.

Forward-looking Statements

Certain statements in this communication constitute “forward-looking statements.” When used in this communication, the words “will,” “expects,” “anticipates,” “estimates” and “believes,” and similar expressions and statements that are made in the future tense or refer to future events or developments, are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding the expected cost savings relating to the Company’s corporate relocation. These statements are based on management’s current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact; actual results may differ materially due in part to the risk factors set forth in our most recent annual, periodic and current reports filed with the SEC.

Undue reliance should not be placed on the forward-looking statements in this communication, which are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such statements.

Important Additional Information and Where to Find It

Farmer Bros. Co. has filed a definitive proxy statement and accompanying GOLD proxy card with the SEC in connection with the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the Company’s 2016 Annual Meeting. Additional information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Company’s definitive proxy statement, including the schedules and appendices thereto.

THE COMPANY URGES ITS INVESTORS AND STOCKHOLDERS TO READ CAREFULLY AND IN THEIR ENTIRETY THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY SUPPLEMENTS OR AMENDMENTS), THE ACCOMPANYING GOLD PROXY CARD AND ANY OTHER DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Farmer Bros. Co., certain of its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the Company’s 2016 Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Company’s definitive proxy statement for its 2016 Annual Meeting. To the extent holdings of the Company’s securities have changed since the amounts set forth in the Company’s definitive proxy statement for the 2016 Annual Meeting, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3, Statements of Change in Ownership on Form 4 or Annual Statements of Changes in Beneficial Ownership of Securities on Form 5 filed with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov.

Copies of the definitive proxy statement (including any supplements or amendments), the accompanying GOLD proxy card, and any other documents filed by the Company with the SEC are available free of charge at the SEC’s website at www.sec.gov. Copies are available free of charge at the Investor Relations section of the Company’s website at www.farmerbros.com.

Additional Information

INVESTOR CONTACT:

Isaac N. Johnston, Jr.

(682) 549-6663

Tom Ball / Mike Verrechia

Morrow Sodali

(203) 658-9400

MEDIA CONTACT:

Kelly Sullivan / Ed Trissel / Leigh Parrish

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

[i]	Permission to use quotations neither sought nor obtained.
ii	Permission to use quotations neither sought nor obtained.
iii	Permission to use quotations neither sought nor obtained.
iv	Stock price appreciation and stockholder value from 03/13/2012 through 09/28/2016.